Calumet Specialty Products Partners, L.P. Reports Third Quarter 2015 Results

Reports Record Third Quarter Adjusted EBITDA, Excluding Special Items

INDIANAPOLIS—(PR NEWSWIRE) — November 4, 2015 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership,” “Calumet,” “we,” “our” or “us”), a leading independent producer of specialty hydrocarbon and fuel products, reported a net loss for the quarter ended September 30, 2015 of $48.9 million, or $(0.68) per limited partner unit, compared to net income of $9.4 million, or $0.08 per diluted unit for the same quarter in 2014. Excluding special items, Calumet reported Adjusted Net Income of $71.1 million, or $0.86 per diluted unit, for the third quarter 2015.

Third quarter 2015 Adjusted Net Income excludes four special items: (1) a $56.9 million non-cash loss related to a lower of cost or market (“LCM”) inventory adjustment, including a $46.5 million unfavorable LCM inventory adjustment in the fuel products segment, a $12.2 million unfavorable LCM inventory adjustment in the specialty products segment and a $1.8 million favorable LCM inventory adjustment in the oilfield services segment; (2) a $33.8 million non-cash goodwill impairment charge related to our oilfield services segment; (3) a $24.3 million non-cash impairment charge related to the impairment of our minority investment in the Juniper GTL LLC (“Juniper”) gas-to-liquids joint venture, resulting primarily from a lack of committed funding for the joint venture from a consortium of potential investors; and (4) a $5.0 million unrealized loss on derivative instruments. For detailed information on the reconciliation of special items, please see the section of this press release entitled “Reconciliation of Net income (loss) to Adjusted Net Income.”

Excluding special items, Calumet reported Adjusted EBITDA (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) of $131.7 million for the third quarter 2015, versus $110.7 million for the prior year period. Calumet’s third quarter results were driven by improved margin capture within our fuels refining system, coupled with a more favorable sales mix within the specialty products segment, which more than offset a significant year over year narrowing in crude oil price differentials and scheduled maintenance outages at our Shreveport and San Antonio refineries. For detailed information on the reconciliation of special items, please see the section of this press release entitled “Reconciliation of Net income (loss) to EBITDA, Adjusted EBITDA and Adjusted EBITDA, Excluding Special Items.”

Distributable Cash Flow (“DCF”) (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) was $44.9 million in the third quarter 2015, including an unfavorable non-cash LCM inventory adjustment of $56.3 million, down from DCF of $72.3 million in the prior year period. The year over year decrease was primarily driven by lower reported gross profit and higher replacement, environmental and turnaround expenditures.

Management Commentary

“The Partnership’s third quarter results were driven by a combination of strong operational reliability across our refining system and significant gross profit expansion within the fuel products segment, coupled with another solid performance from our specialty products segment,” stated Bill Hatch, Interim CEO of Calumet. “Adjusted EBITDA, excluding special items, increased on a year over year basis by nearly 20% to a record $131.7 million in the third quarter, supported by robust refining economics at our niche fuels refineries in Wisconsin and Montana in particular, where product prices were at a premium to the Gulf Coast benchmark during the period.”

“Looking ahead, we are excited by the opportunities for strategic growth under the leadership of my successor, Tim Go, who assumes the role of CEO on January 1, 2016,” continued Hatch. “As we near completion on our remaining slate of internal growth projects by year-end 2015, our projected capital spending on growth initiatives, which represented more than 50% of our total capital spending during the past two years, will decline. Lower projected capital spending, coupled with the addition of Adjusted EBITDA contributions from our completed internal growth projects, should contribute to increased free cash flow in the future. We intend to allocate this incremental free cash flow toward long-term strategic priorities that include paced growth in the quarterly cash distribution, targeted investments in optimization projects and attractive niche acquisitions.”

“For the nine months ended September 30, 2015, we reported Distributable Cash Flow, including LCM inventory adjustments, of $216.8 million, up from $106.9 million in the prior year period,” continued Hatch. “Meanwhile, on a trailing-four-quarter basis, our Distribution Coverage Ratio is 1.1x, within proximity of our stated long-term target of 1.2x-1.5x.”

“In October 2015, we declared our 39th consecutive cash distribution on our limited partner units, in keeping with our long-term commitment to returning value to our unitholders,” noted Hatch. “With our organic growth campaign reaching conclusion at the end of this year, we intend to evaluate a potential increase in the quarterly cash distribution in 2016.”

“On behalf of our Board of Directors and senior management team, I want to express our gratitude to Calumet’s many dedicated employees, valued customers and business partners, each of whom had a hand in contributing to our record third quarter results,” noted Hatch. “Together, we remain committed to building the premier petroleum-based specialty products company in the markets we serve, driven by an unwavering focus on returning consistent value to our investors.”

Organic Growth Projects Update

Calumet is nearing completion on three remaining organic growth projects first announced in 2013. These projects include:

•	the expansion of the Partnership’s Great Falls, Montana refinery from a throughput capacity of 10,000 bpd to 25,000 bpd;

•	the doubling of production capacity at the Partnership’s Missouri esters plant to 75 million pounds per year; and

•	the conversion of ultra-low sulfur diesel production at the Partnership’s San Antonio refinery to 3,000 bpd of higher-value solvents.

The Great Falls, Montana refinery expansion is scheduled to reach mechanical completion by December 2015. We currently anticipate that the refinery will begin producing in, and increasing rates throughout, the first quarter 2016, with the intent to increase production to full rates by March 2016. The Partnership anticipates that the Missouri esters plant expansion will be completed during the fourth quarter 2015, at which time Calumet intends to ramp up sales volumes to customers. The San Antonio solvents expansion project has entered the commissioning phase. The San Antonio refinery is slated to begin the sale of low aromatic solvents to both domestic and international markets during the fourth quarter 2015. Calumet estimates that the combined incremental Adjusted EBITDA contribution from these three projects is in excess of $100 million on an annualized basis, subject to market conditions.

CEO Succession

On September 14, 2015, our general partner’s Board of Directors named energy industry veteran Tim Go as the Partnership’s incoming Chief Executive Officer, effective January 1, 2016. Mr. Go, 48, joins Calumet with more than 25 years of experience serving in executive-level roles at leading companies operating in the petroleum refining and specialty products markets. As CEO, Mr. Go will lead and execute Calumet’s long-term strategy to become the premier global producer and distributor of specialty petroleum products.

Bill Hatch will remain Interim CEO of Calumet until December 31, 2015. At the conclusion of his term as Interim CEO, Mr. Hatch will remain with Calumet as an Executive Advisor to the Partnership. In this newly created role, Mr. Hatch will assist Calumet in broad-based efforts to streamline business processes and improve operational efficiencies throughout the organization.

Financial Guidance

▪
Updated 2015 Capital Spending Forecast. For the full year 2015, the Partnership anticipates total capital expenditures of approximately $370 million, an increase from the prior guidance of $320 million to $335 million.

▪
Reiterate 2015 RFS Compliance Guidance. In conjunction with the Partnership’s ongoing compliance with the U.S. Renewable Fuels Standard (“RFS”), Calumet expects to purchase blending credits referred to as Renewable Identifications Numbers (“RINs”). The Partnership records its outstanding RINs obligation as a balance sheet liability. This liability is marked-to-market on a quarterly basis to reflect the market price of RINs on the last day of each quarter. The Partnership expects its gross estimated annual RINs obligation, which includes RINs that are required to be secured through either blending or through the purchase of RINs in the open market, will be in the range of 90 million to 100 million RINs for the full year 2015, excluding the provision for any hardship waivers that may or may not be granted by the U.S. Environmental Protection Agency to any of the Partnership’s fuel refineries.

Partnership Liquidity

On September 30, 2015, Calumet had availability under its revolving credit facility of $310.7 million, based on a $501.5 million borrowing base, $83.1 million in outstanding standby letters of credit and $107.7 million in outstanding borrowings. In addition, Calumet had $6.2 million of cash on hand as of September 30, 2015. The Partnership believes it will continue to have ample liquidity from cash on hand, cash flow from operations and borrowing capacity to meet its financial commitments, minimum quarterly distributions to unitholders, debt service obligations, contingencies and anticipated capital expenditures.

Gross Profit Comparison of Quarters and Periods Ended September 30, 2015 and 2014

Gross profit by segment for the three and nine months ended September 30, 2015 and 2014 are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In millions, except per barrel data)
Specialty products	$90.3	$99.4	$296.1	$267.8
Fuel products	56.9	36.9	218.0	59.8
Oilfield services	17.6	46.3	48.6	78.8
Total gross profit	$164.8	$182.6	$562.7	$406.4

Specialty products gross profit per barrel	$39.02	$41.98	$42.00	$39.13
Fuel products gross profit per barrel (including hedging activities)	$5.67	$3.63	$7.91	$2.24
Fuel products gross profit per barrel (excluding hedging activities)	$5.59	$3.11	$7.57	$2.10

Specialty Products
Specialty products gross profit decreased $9.1 million in the third quarter 2015 when compared to the third quarter 2014. The year over year decrease was due primarily to a decrease in the average selling price per barrel and a $10.9 million increase in the unfavorable LCM inventory adjustment, partially offset by a decrease in the average cost of crude oil per barrel.

Fuel Products
Fuel products segment gross profit increased $20.0 million in the third quarter 2015 when compared to the third quarter 2014. The year over year increase was due primarily to widening crack spreads and a $7.6 million favorable RINs adjustment, partially offset by a $44.6 million increase in the unfavorable LCM inventory adjustment and a $4.5 million decrease in realized gains on derivatives.

Oilfield Services
Oilfield services segment gross profit decreased $28.7 million in the third quarter 2015 when compared to the third quarter 2014. The year over year decrease was due primarily to attributable to decreased rig count, partially offset by a $1.8 million favorable LCM inventory adjustment.

Operations Summary
The following table sets forth information about our combined operations, excluding Anchor Drilling Fluids USA, Inc. and Anchor Oilfield Services, LLC. Facility production volume differs from sales volume due to changes in inventories and the sale of purchased fuel product blendstocks such as ethanol and biodiesel and the resale of crude oil in our fuel products segment. The table includes the results of operations of our United Petroleum, LLC assets commencing on February 28, 2014.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In millions, except per barrel data)
Total sales volume (1)	134,283	136,315	126,769	122,821
Total feedstock runs (2)	121,440	125,289	122,045	118,446
Facility production: (3)
Specialty products:
Lubricating oils	11,777	14,303	12,956	11,971
Solvents	6,913	8,836	8,373	8,958
Waxes	1,267	1,538	1,494	1,319
Packaged and synthetic specialty products (4)	1,595	1,904	1,564	1,785
Other	1,653	1,307	1,335	1,905
Total	23,205	27,888	25,722	25,938

Fuel products:
Gasoline	36,147	36,651	36,770	33,130
Diesel	29,347	28,540	29,403	26,359
Jet fuel	4,849	5,901	4,980	4,729
Asphalt, heavy fuel oils and other	24,725	21,239	24,772	22,510
Total	95,068	92,331	95,925	86,728
Total facility production (3)	118,273	120,219	121,647	112,666
____________

(1)
Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements, sales of inventories and the resale of crude oil to third party customers. Total sales volume includes the sale of purchased fuel product blendstocks, such as ethanol and biodiesel, as components of finished fuel products in our fuel products segment sales.

The decrease in total sales volume for the three months ended September 30, 2015 compared to the same period in 2014 is due primarily to decreased sales of solvents, waxes and crude oil sales to third parties as a result of market conditions, partially offset by increased sales of asphalt as a result of market conditions.
The increase in total sales volume for the nine months ended September 30, 2015 compared to the same period in 2014 is due primarily to increased production at the Shreveport refinery due to increased reliability and extended turnaround activity in the 2014 period and increased production at the San Antonio refinery as a result of the crude oil unit expansion completed in December 2013 being fully operational, partially offset by decreased sales of solvents and crude oil sales to third parties as a result of market conditions.

(2)	Total feedstock runs represent the bpd of crude oil and other feedstocks processed at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements.
The decrease in total feedstock runs for the three months ended September 30, 2015 compared to the same period in 2014 is due primarily to decreased feedstock runs at the Shreveport refinery due to turnaround activity in the 2015 period and decreased feedstock runs of solvents and waxes as a result of market conditions, partially offset by increased feedstock runs of asphalt.
The increase in total feedstock runs for the nine months ended September 30, 2015 compared to the same period in 2014 is due primarily to increased feedstock runs at the Shreveport refinery due to increased reliability and extended turnaround activity in the 2014 period and increased feedstock runs at the San Antonio refinery as a result of the crude oil unit expansion completed in December 2013 being fully operational, partially offset by decreased feedstock runs of solvents as a result of market conditions.

(3)
Total facility production represents the bpd of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstocks and production of finished products and volume loss.

The change in total facility production for the three and nine months ended September 30, 2015 compared to the same periods in 2014 is due primarily to the operational items discussed above in footnote 2 of this table.

(4)	Represents production of packaged and synthetic specialty products, including the Royal Purple, Bel-Ray, Calumet Packaging and Missouri facilities.

Derivatives Summary

The following table summarizes the derivative activity reflected in the unaudited condensed consolidated statements of operations and unaudited condensed consolidated statements of cash flows for the three and nine months ended September 30, 2015 and 2014.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In millions)
Derivative gain (loss) reflected in sales	$54.4	$(5.6)	$137.7	$(30.3)
Derivative gain (loss) reflected in cost of sales	(53.6)	12.1	(127.1)	34.0
Derivative gain reflected in gross profit	$0.8	$6.5	$10.6	$3.7

Realized gain (loss) on derivative instruments	$(2.0)	$5.1	$(7.1)	$17.7
Unrealized gain (loss) on derivative instruments	(5.0)	(25.6)	(27.7)	22.6
Derivative gain reflected in interest expense	0.1	0.9	0.4	2.2
Total derivative gain (loss) reflected in the unaudited condensed consolidated statements of operations	$(6.1)	$(13.1)	$(23.8)	$46.2
Total gain (loss) on commodity derivative settlements	$(3.1)	$8.1	$(4.9)	$21.5

About the Partnership

Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products; produces fuel products including gasoline, diesel and jet fuel; and provides oilfield services and products to customers throughout the United States. Calumet is based in Indianapolis, Indiana and has fourteen manufacturing facilities located in northwest Louisiana, northwest Wisconsin, northern Montana, western Pennsylvania, Texas, New Jersey, Oklahoma, eastern Missouri and North Dakota.

The Partnership will report results for the third quarter 2015 on November 4, 2015 before the market opens. A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) on November 4, 2015 to discuss the financial and operational results for the third quarter 2015. Investors, analysts and members of the media interested in listening to the live presentation may call (866) 584-9671. The telephonic replay is available by calling (855) 859-2056 and entering passcode 60634439. The replay will be available beginning November 4, 2015 until November 11, 2015. A webcast of the call and accompanying presentation slides will be available on the Partnership’s website at http://www.calumetspecialty.com.

The information contained in this press release is available on Calumet's website at http://www.calumetspecialty.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release concerning results for the three and nine months ended September 30, 2015 may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements, including our targeted debt to Adjusted EBITDA ratio and our expected future distributions, are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future sales and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty hydrocarbon products, fuels, other refined products and oilfield services; the level of foreign and domestic production of crude oil and refined products; our ability to produce specialty products, fuels products and products used in oilfield services that meet our customers’ unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; estimated capital expenditures as a result of our planned organic growth projects and estimated annual EBITDA contributions from such projects; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of recently acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the costs of complying with the RFS, including the prices paid for RINs; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; our ability to access the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market or business conditions.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the Securities and Exchange Commission (“SEC”), including our 2014 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We include in this press release the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow, Adjusted Net Income and Adjusted EBITDA, Excluding Special Items and provide reconciliations of EBITDA, Adjusted EBITDA, Distributable Cash Flow, Adjusted Net Income and Adjusted EBITDA, Excluding Special Items to net income (loss) and net cash provided by operating activities, our most directly comparable financial performance and liquidity measures, calculated and presented in accordance with GAAP.

EBITDA, Adjusted EBITDA, Distributable Cash Flow, Adjusted Net Income and Adjusted EBITDA, Excluding Special Items are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

We define “EBITDA” for any period as net income (loss) plus interest expense (including debt issuance and extinguishment costs), income taxes and depreciation and amortization.

We define “Adjusted EBITDA” for any period as: (1) net income (loss) plus; (2)(a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) impairment, (e) unrealized losses from mark-to-market accounting for hedging activities, (f) realized gains under derivative instruments excluded from the determination of net income (loss), (g) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss), (h) debt refinancing fees, premiums and penalties and (i) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark-to-market accounting for hedging activities, (b) realized losses under derivative instruments excluded from the determination of net income (loss) and (c) other non-recurring expenses and unrealized items that reduced net income (loss) for a prior period, but represent a cash item in the current period.

We define “Distributable Cash Flow” for any period as Adjusted EBITDA less replacement and environmental capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense), income (loss) from unconsolidated affiliates, net of cash distributions and income tax expense (benefit). Distributable Cash Flow is used by us, our investors and analysts to analyze our ability to pay distributions.

The definitions of Adjusted EBITDA and Distributable Cash Flow that are presented in this release reflect the calculation of “Consolidated Cash Flow” contained in the indentures governing our 7.625% senior notes due January 15, 2022 that were issued in November 2013 (the “2022 Notes”), our 6.5% senior notes due April 15, 2021 that were issued in March 2014 (the “2021 Notes”) and our 7.75% senior notes due April 15, 2023 (the “2023 Notes”) that were issued in March 2015. We are required to report Consolidated Cash Flow to the holders of our 2021 Notes, 2022 Notes and 2023 Notes and Adjusted EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Adjusted EBITDA and Distributable Cash Flow that are presented in this press release for prior periods have been updated to reflect the use of the new calculations. Please see our filings with the SEC, including our 2014 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional details regarding the covenants governing our debt instruments.

EBITDA, Adjusted EBITDA, Distributable Cash Flow, Adjusted Net Income and Adjusted EBITDA, Excluding Special Items should not be considered alternatives to net income (loss), operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA, Distributable Cash Flow, Adjusted Net Income and Adjusted EBITDA, Excluding Special Items, management recognizes and considers the limitations of these measurements. EBITDA, Adjusted EBITDA and Adjusted EBITDA, Excluding Special Items do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of several measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA, Distributable Cash Flow, Adjusted Net Income and Adjusted EBITDA, Excluding Special Items may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA, Distributable Cash Flow, Adjusted Net Income and Adjusted EBITDA, Excluding Special Items in the same manner. The following tables present a reconciliation of both net income (loss) to EBITDA, Adjusted EBITDA, Distributable Cash Flow, Adjusted Net Income and Adjusted EBITDA, Excluding Special Items, and Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except unit and per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Sales	$1,140.0	$1,675.8	$3,314.8	$4,451.7
Cost of sales	975.2	1,493.2	2,752.1	4,045.3
Gross profit	164.8	182.6	562.7	406.4
Operating costs and expenses:
Selling	34.0	43.6	110.2	103.3
General and administrative	32.6	26.5	103.5	73.3
Transportation	45.8	42.2	130.1	123.9
Taxes other than income taxes	6.1	4.2	14.1	9.9
Asset impairment	33.8	—	33.8	—
Other	2.9	4.7	9.0	9.6
Operating income	9.6	61.4	162.0	86.4
Other income (expense):
Interest expense	(25.5)	(28.4)	(79.9)	(83.3)
Debt extinguishment costs	—	(0.3)	(46.6)	(89.9)
Realized gain (loss) on derivative instruments	(2.0)	5.1	(7.1)	17.7
Unrealized gain (loss) on derivative instruments	(5.0)	(25.6)	(27.7)	22.6
Loss from unconsolidated affiliates	(34.5)	(1.0)	(47.2)	(2.2)
Other	0.6	0.3	2.1	0.4
Total other expense	(66.4)	(49.9)	(206.4)	(134.7)
Net income (loss) before income taxes	(56.8)	11.5	(44.4)	(48.3)
Income tax expense (benefit)	(7.9)	2.1	(21.8)	0.4
Net income (loss)	$(48.9)	$9.4	$(22.6)	$(48.7)
Allocation of net income (loss):
Net income (loss)	$(48.9)	$9.4	$(22.6)	$(48.7)
Less:
General partner’s interest in net income (loss)	(0.9)	0.2	(0.4)	(1.0)
General partner’s incentive distribution rights	4.2	3.8	12.6	11.5
Net income (loss) available to limited partners	$(52.2)	$5.4	$(34.8)	$(59.2)
Weighted average limited partner units outstanding:
Basic	76,112,325	69,684,621	74,499,196	69,637,991
Diluted	76,112,325	69,850,685	74,499,196	69,637,991
Limited partners’ interest basic and diluted net income (loss) per unit	$(0.68)	$0.08	$(0.47)	$(0.85)
Cash distributions declared per limited partner unit	$0.685	$0.685	$2.055	$2.055

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6.2	$8.5
Accounts receivable, net	283.2	349.8
Inventories	427.8	513.5
Derivative assets	—	23.2
Prepaid expenses and other current assets	11.6	9.2
Deferred income taxes	5.8	2.3
Total current assets	734.6	906.5
Property, plant and equipment, net	1,667.3	1,464.4
Investment in unconsolidated affiliates	140.1	137.3
Goodwill	212.0	245.8
Other intangible assets, net	224.9	257.5
Other noncurrent assets, net	100.1	108.3
Total assets	$3,079.0	$3,119.8
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$366.6	$419.9
Accrued interest payable	46.6	37.6
Accrued salaries, wages and benefits	33.8	21.9
Other taxes payable	24.0	17.9
Other current liabilities	62.4	40.0
Current portion of long-term debt	1.7	0.6
Derivative liabilities	22.1	5.6
Total current liabilities	557.2	543.5
Deferred income taxes	14.2	32.3
Pension and postretirement benefit obligations	18.7	20.0
Other long-term liabilities	0.9	0.9
Long-term debt, less current portion	1,724.1	1,712.9
Total liabilities	2,315.1	2,309.6
Commitments and contingencies
Partners’ capital:
Partners’ capital	768.3	796.5
Accumulated other comprehensive income (loss)	(4.4)	13.7
Total partners’ capital	763.9	810.2
Total liabilities and partners’ capital	$3,079.0	$3,119.8

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Nine Months Ended September 30,
	2015	2014
Operating activities
Net loss	$(22.6)	$(48.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	107.4	101.0
Amortization of turnaround costs	19.4	18.3
Non-cash interest expense	5.2	5.0
Non-cash debt extinguishment costs	9.1	19.0
Provision for doubtful accounts	0.6	0.8
Unrealized (gain) loss on derivative instruments	27.7	(22.6)
Asset impairment	33.8	—
Non-cash equity based compensation	7.8	5.9
Deferred income tax benefit	(22.1)	—
Lower of cost or market inventory adjustment	57.7	0.3
Losses from unconsolidated affiliates	47.2	2.2
Other non-cash activities	6.0	2.2
Changes in assets and liabilities:
Accounts receivable	66.0	(112.2)
Inventories	28.0	(9.4)
Prepaid expenses and other current assets	2.6	(3.4)
Derivative activity	(5.4)	0.2
Turnaround costs	(15.2)	(22.6)
Accounts payable	(92.3)	108.6
Accrued interest payable	9.0	19.9
Accrued salaries, wages and benefits	4.6	(13.4)
Other taxes payable	6.4	4.2
Other liabilities	16.0	4.3
Pension and postretirement benefit obligations	(0.8)	(1.1)
Net cash provided by operating activities	296.1	58.5
Investing activities
Additions to property, plant and equipment	(236.8)	(194.2)
Cash paid for acquisitions, net of cash acquired	—	(263.6)
Investment in unconsolidated affiliates	(58.5)	(60.9)
Return of investment from unconsolidated affiliate	8.5	—
Proceeds from sale of property, plant and equipment	0.5	0.1
Net cash used in investing activities	(286.3)	(518.6)
Financing activities
Proceeds from borrowings — revolving credit facility	1,055.4	1,133.2
Repayments of borrowings — revolving credit facility	(1,098.5)	(1,009.0)
Repayments of borrowings — senior notes	(275.0)	(500.0)
Payments on capital lease obligations	(6.0)	(0.7)
Proceeds from other financing obligations	1.1	—
Proceeds from senior notes offering	322.6	900.0
Debt issuance costs	(5.6)	(19.9)
Proceeds from public offerings of common units, net	161.4	3.7
Contributions from Calumet GP, LLC	3.5	0.1
Common units repurchased and taxes paid for phantom unit grants	(3.6)	(2.2)
Cash settlement of unit based compensation phantom units	—	(0.9)
Distributions to partners	(167.4)	(157.6)
Net cash provided by (used in) financing activities	(12.1)	346.7
Net decrease in cash and cash equivalents	(2.3)	(113.4)
Cash and cash equivalents at beginning of period	8.5	121.1
Cash and cash equivalents at end of period	$6.2	$7.7

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Reconciliation of Net income (loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow:	(Unaudited)
Net income (loss)	$(48.9)	$9.4	$(22.6)	$(48.7)
Add:
Interest expense	25.5	28.4	79.9	83.3
Debt extinguishment costs	—	0.3	46.6	89.9
Depreciation and amortization	36.0	35.4	107.4	101.0
Income tax expense (benefit)	(7.9)	2.1	(21.8)	0.4
EBITDA	$4.7	$75.6	$189.5	$225.9
Add:
Unrealized (gain) loss on derivative instruments	5.0	25.6	27.7	(22.6)
Realized gain (loss) on derivatives, not included in net income (loss) or settled in a prior period	(1.9)	(3.3)	(8.4)	0.1
Amortization of turnaround costs	6.7	6.4	19.4	18.3
Impairment charges (1)	58.1	—	58.1	—
Non-cash equity based compensation and other non-cash items	2.8	3.2	9.0	7.8
Adjusted EBITDA	$75.4	$107.5	$295.3	$229.5
Less:
Replacement and environmental capital expenditures (2)	16.3	6.9	33.6	23.6
Cash interest expense (3)	23.2	26.8	74.7	78.2
Turnaround costs	9.3	0.4	15.2	22.6
Loss from unconsolidated affiliates	(10.4)	(1.0)	(23.2)	(2.2)
Income tax expense (benefit)	(7.9)	2.1	(21.8)	0.4
Distributable Cash Flow	$44.9	$72.3	$216.8	$106.9

(1)	Impairment charges include a $33.8 million goodwill impairment charge related to the oilfield services segment and $24.3 million impairment charge related to our investment in Juniper.

(2)
Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(3)	Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In millions)

	Nine Months Ended September 30,
	2015	2014
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to Net cash provided by operating activities:	(Unaudited)
Distributable Cash Flow	$216.8	$106.9
Add:
Replacement and environmental capital expenditures (1)	33.6	23.6
Cash interest expense (2)	74.7	78.2
Turnaround costs	15.2	22.6
Loss from unconsolidated affiliates	(23.2)	(2.2)
Income tax expense (benefit)	(21.8)	0.4
Adjusted EBITDA	$295.3	$229.5
Less:
Unrealized (gain) loss on derivative instruments	27.7	(22.6)
Realized gain (loss) on derivatives, not included in net income (loss) or settled in a prior period	(8.4)	0.1
Amortization of turnaround costs	19.4	18.3
Impairment charges (3)	58.1	—
Non-cash equity based compensation and other non-cash items	9.0	7.8
EBITDA	$189.5	$225.9
Add:
Unrealized (gain) loss on derivative instruments	27.7	(22.6)
Cash interest expense (2)	(74.7)	(78.2)
Impairment charges	33.8	—
Non-cash equity based compensation	7.8	5.9
Lower of cost or market inventory adjustment	57.7	0.3
Deferred income tax benefit	(22.1)	—
Loss from unconsolidated affiliates	47.2	2.2
Amortization of turnaround costs	19.4	18.3
Income tax (expense) benefit	21.8	(0.4)
Provision for doubtful accounts	0.6	0.8
Debt extinguishment costs	(37.5)	(70.9)
Changes in assets and liabilities:
Accounts receivable	66.0	(112.2)
Inventories	28.0	(9.4)
Other current assets	2.6	(3.4)
Turnaround costs	(15.2)	(22.6)
Derivative activity	(5.4)	0.2
Accounts payable	(92.3)	108.6
Accrued interest payable	9.0	19.9
Other liabilities	27.0	(4.9)
Other, including changes in noncurrent liabilities	5.2	1.0
Net cash provided by operating activities	$296.1	$58.5

(1) Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2) Represents consolidated interest expense less non-cash interest expense.

(3)	Impairment charges include a $33.8 million goodwill impairment charge related to the oilfield services segment and $24.3 million impairment charge related to our investment in Juniper.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
(In millions, except unit and per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Reconciliation of Net income (loss) to Adjusted Net Income:	(Unaudited)
Net income (loss)	$(48.9)	$9.4	$(22.6)	$(48.7)
Special items:
Add:
Impairment charges (1)	58.1	—	58.1	—
Unrealized (gain) loss on derivatives	5.0	25.6	27.7	(22.6)
LCM inventory adjustment	56.9	3.2	57.7	0.3
Debt extinguishment costs	—	0.3	46.6	89.9
Adjusted Net Income	$71.1	$38.5	$167.5	$18.9
Allocation of Adjusted Net Income
Adjusted Net Income	$71.1	$38.5	$167.5	$18.9
Less:
General partner’s interest in Adjusted Net Income	1.4	0.8	3.4	0.4
General partner’s incentive distribution rights	4.2	3.8	12.6	11.5
Adjusted Net Income available to limited partners	$65.5	$33.9	$151.5	$7.0
Weighted average limited partner units outstanding
Basic	76,112,325	69,684,621	74,499,196	69,637,991
Diluted	76,184,597	69,850,685	74,555,309	69,777,745
Limited partners’ interest basic and diluted Adjusted Net Income per unit	$0.86	$0.48	$2.03	$0.10
Cash distributions declared per limited partner unit	$0.685	$0.685	$2.055	$2.055

(1)	Impairment charges include a $33.8 million goodwill impairment charge related to the oilfield services segment and $24.3 million impairment charge related to our investment in Juniper.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA AND
ADJUSTED EBITDA, EXCLUDING SPECIAL ITEMS
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Reconciliation of Net income (loss) to EBITDA, Adjusted EBITDA and Adjusted EBITDA, Excluding Special Items:	(Unaudited)
Net income (loss)	$(48.9)	$9.4	$(22.6)	$(48.7)
Add:
Interest expense	25.5	28.4	79.9	83.3
Debt extinguishment costs	—	0.3	46.6	89.9
Depreciation and amortization	36.0	35.4	107.4	101.0
Income tax expense (benefit)	(7.9)	2.1	(21.8)	0.4
EBITDA	$4.7	$75.6	$189.5	$225.9
Add:
Unrealized (gain) loss on derivative instruments	5.0	25.6	27.7	(22.6)
Realized gain (loss) on derivatives, not included in net income (loss) or settled in a prior period	(1.9)	(3.3)	(8.4)	0.1
Amortization of turnaround costs	6.7	6.4	19.4	18.3
Impairment charges (1)	58.1	—	58.1	—
Non-cash equity based compensation and other non-cash items	2.8	3.2	9.0	7.8
Adjusted EBITDA	$75.4	$107.5	$295.3	$229.5
Special item:
LCM inventory adjustment	56.3	3.2	50.6	0.3
Adjusted EBITDA, Excluding Special Items	$131.7	$110.7	$345.9	$229.8

(1)	Impairment charges include a $33.8 million goodwill impairment charge related to the oilfield services segment and $24.3 million impairment charge related to our investment in Juniper.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
SELECT COMMODITY DERIVATIVE INSTRUMENTS
As of September 30, 2015

Fuel Products Segment

The following table provides a summary of the implied fixed dollar crack spreads for Calumet’s crude oil, gasoline and gasoline crack spread swaps on a combined basis as of September 30, 2015 in the Partnership’s fuel products segment:

Crude Oil and Gasoline Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
Fourth Quarter 2015	844,500	9,179	$8.06
Total	844,500
Average price			$8.06

The following table provides a summary of the implied fixed dollar crack spreads for Calumet’s crude oil, diesel and diesel crack spread swaps on a combined basis as of September 30, 2015 in the Partnership’s fuel products segment:

Crude Oil, Diesel and Diesel Crack Spread Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
Calendar Year 2016	2,928,000	8,000	$17.48
Calendar Year 2017	1,642,500	4,500	$18.05
Total	4,570,500
Average price			$17.68

The following table provides a summary of the implied fixed percentage diesel crack spread hedges as of September 30, 2015 in the Partnership’s fuel products segment:

Diesel Percentage Basis Crack Spread Swap Contracts by Expiration Dates	Barrels Sold	BPD	Fixed Percentage of NYMEX WTI (Average % of WTI/Bbl)
Fourth Quarter 2015	46,000	500	32.5%
Calendar Year 2016	2,196,000	6,000	31.8%
Total	2,242,000
Average percentage			31.8%

The following table provides a summary of crude oil percentage basis swap contracts related to crude oil purchases as of September 30, 2015 in the Partnership’s fuel products segment:

Crude Oil Percentage Basis Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Fixed Percentage of NYMEX WTI (Average % of WTI/Bbl)
Fourth Quarter 2015	552,000	6,000	74.0%
Calendar Year 2016	2,562,000	7,000	74.3%
Calendar Year 2017	365,000	1,000	74.0%
Total	3,479,000
Average percentage			74.2%